Exhibit 99.2

LETTER TO STOCKHOLDERS WHO ARE RECORDHOLDERS

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Stockholders of Nuverra Environmental Solutions, Inc.

December 10, 2018

Dear Stockholder:

This letter is being distributed by Nuverra Environmental Solutions, Inc. (“Nuverra”) to all holders of record (the “Recordholders”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., New York Time, on December 10, 2018 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of Common Stock. The Subscription Rights and Common Stock are described in the prospectus dated December 10, 2018 (a copy of which accompanies this letter) (the “Prospectus”).

In the Rights Offering, Nuverra is offering up to an aggregate of 3,381,894 shares of Common Stock, as described in the Prospectus, at a subscription price of $9.61 per share (the “Subscription Price”).

The Subscription Rights will expire if not exercised prior to 5:00 p.m., New York Time, on December 28, 2018, unless extended (the “Expiration Time”). The Subscription Rights will cease to have any value at the Expiration Time.

As described in the accompanying Prospectus, you are entitled to one Subscription Right for each 3.615488244 shares of Common Stock owned at 5:00 p.m., New York Time, on the Record Date, evidenced by a non-transferable subscription rights certificate (the “Rights Certificate”). Each Subscription Right entitles you to purchase one share of Common Stock at the Subscription Price (the “Basic Subscription Right”).

Stockholders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional shares of Common Stock that remain unsubscribed as a result of unexercised Basic Subscription Rights (the “Over-Subscription Privilege”). The Majority Stockholders (as defined in the Prospectus) will only participate in Over-Subscription Privilege to the extent the other stockholders do not subscribe for and purchase all of the available shares in the Over-Subscription Privilege. You must fully exercise your Basic Subscription Right to be entitled to purchase shares pursuant to the Over-Subscription Privilege.

Any excess subscription payments received (including payments related to exercise of Basic Subscription Rights and payments related to the Over-Subscription Privilege) by the Subscription Agent will be returned, without interest or penalty, within 10 business days following the closing of the Rights Offering.

Enclosed are copies of the following documents:

(1)    Prospectus;

(2)    Rights Certificate; and

(3)    Instructions for the Use of Nuverra Environmental Solutions, Inc. Rights Certificates.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate and forward it to the Subscription Agent, with (i) payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right to the Subscription Agent, as indicated in the Prospectus, and (ii) payment in full of the Subscription Price for each additional share of Common Stock which you desire to acquire pursuant to the Over-Subscription Privilege. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. You cannot revoke the exercise of your Subscription Rights. Subscription Rights not exercised prior to the Expiration Time will expire.

If you receive this letter as a recordholder but your shares are held by your broker, dealer, banks or other nominees then please contact and then forward this information to such person along with your directions regarding exercise of the Rights Certificate and with your applicable funds required to exercise your Subscription Rights.

Additional copies of the enclosed materials may be obtained from the Subscription Agent, American Stock Transfer Trust Company, LLC. The Subscription Agent’s telephone number is 718-921-8317. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent. The Information Agent’s telephone number is 866-342-4884 and its email address is nuverra@dfking.com.

Very truly yours,

Nuverra Environmental Solutions, Inc.

Joseph M. Crabb

Executive Vice President